UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Vocus, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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April 25, 2013

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Vocus, Inc. to be held at 3:00 PM ET, on Friday, June 7, 2013, at the Bethesda Marriott, 5151 Pooks Hill Road, Bethesda, Maryland.

At the annual meeting, you will be asked to elect two directors each for a three-year term, to ratify the selection of our independent registered public accounting firm for 2013, and to conduct an advisory vote on executive compensation. Details regarding the matters to be acted upon at this meeting appear in the accompanying Notice of Annual Meeting and Proxy Statement. The Board of Directors recommends that you vote “for” all of the proposals to be presented at the meeting.

Whether or not you plan to attend the annual meeting, we urge you to use our Internet voting system or to complete, sign and date the accompanying proxy card and return it in the enclosed postage-prepaid envelope as soon as possible so that your shares will be represented at the annual meeting. If you later decide to attend the annual meeting or change your vote, you may withdraw your proxy and vote in person at the annual meeting. Voting through our Internet voting system or by written proxy will ensure your representation at the annual meeting if you do not attend in person.

Your vote is important. Whether you own a few shares or many, and whether or not you plan to attend the annual meeting in person, it is important that your shares be represented and voted. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Morrow & Co., LLC, toll free at (800) 662-5200 or directly at (203) 658-9400. We thank you for your continued support of Vocus and look forward to seeing you at the annual meeting.

Very truly yours,

Richard Rudman
Chief Executive Officer, President and Chairman

VOCUS, INC.

12051 Indian Creek Court

Beltsville, Maryland 20705

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 7, 2013

The Annual Meeting of Stockholders of Vocus, Inc., a Delaware corporation, will be held at 3:00 PM ET, on Friday, June 7, 2013, at the Bethesda Marriott, 5151 Pooks Hill Road, Bethesda, Maryland, for the following purposes:

1. To elect two directors each to serve for a three-year term expiring at the 2016 Annual Meeting or until their successors are duly elected and qualified or until their earlier resignation or removal;

2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2013; and

3. To conduct a non-binding advisory vote on the compensation of the Company’s named executive officers (the “Say-on-Pay” vote).

These items of business are more fully described in the proxy statement accompanying this Notice.

Only stockholders of record at the close of business on April 18, 2013, are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to use our Internet voting system or to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may vote in person at the meeting even if you have previously used our Internet voting system or returned a proxy.

Sincerely,

Stephen Vintz Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Beltsville, Maryland

April 25, 2013

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 7, 2013: The proxy statement and annual report to security holders are available at www.vocus.com.

VOCUS, INC.

12051 Indian Creek Court

Beltsville, Maryland 20705

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The enclosed proxy is solicited on behalf of Vocus, Inc., a Delaware corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held on Friday, June 7, 2013, at 3:00 PM ET, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying meeting notice. The meeting will be held at the Bethesda Marriott, 5151 Pooks Hill Road, Bethesda, Maryland.

These proxy solicitation materials will be mailed on or about May 2, 2013, to all stockholders entitled to vote at the meeting.

Voting Securities and Voting Rights

Stockholders of record at the close of business on April 18, 2013, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were 21,108,318 shares of our common stock outstanding. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting. In addition, at the close of business on April 18, 2013, there were 1,000,000 shares of our Series A convertible preferred stock outstanding, which in the aggregate are entitled to 3,025,600 votes.

The presence, in person or by proxy, of the holders of a majority of the voting power of our outstanding voting stock constitutes a quorum for the transaction of business at the meeting. Assuming that a quorum is present, a plurality of affirmative votes properly cast in person or by proxy will be required to elect a director, and a majority of affirmative votes properly cast in person or by proxy will be required to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2013.

Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. The inspector of elections will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and broker non-votes will have no effect on the outcome of the election of a director. For purposes of the proposal to ratify the appointment of Ernst & Young LLP, because brokers are entitled to vote on this proposal without instructions from the underlying shareholder, we do not anticipate any broker non-votes with regard to that proposal. Abstentions are considered shares entitled to vote on the matter and therefore will have the effect of a vote against the proposal.

Although the advisory vote on Say-on-Pay is non-binding as provided by law, our Board of Directors will review the results of the vote and take them into account in making future determinations concerning executive compensation. Approval, on an advisory basis, of the compensation of our named executive officers will be decided by a majority of the votes cast “for” or “against” the proposal. For purposes of the advisory Say-on-Pay vote, broker non-votes are not considered shares entitled to vote on the matter and therefore will not be taken into account in determining the outcome of the vote, whereas abstentions are considered shares entitled to vote on the matter and therefore will have the effect of a vote against the proposal.

A person may vote in one of the following two ways whether or not he or she plans to attend the Annual Meeting: (1) by completing a proxy on our Internet voting system at the address listed on the proxy card, or (2) by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose. If a person attends the meeting, he or she may vote in person even if such individual had previously returned a proxy card or voted on the Internet using our Internet voting system.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of the nominees set forth in this proxy statement, (2) “for” the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2013, and (3) “for” the approval of the compensation of the Company’s named executive officers.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Solicitation

We are paying the cost of preparing, printing, and mailing these proxy materials. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners.

Proxies will be solicited by mail and also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation. In addition, we have retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, at a fee estimated to be approximately $6,500, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2013 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, or Exchange Act, by the Securities and Exchange Commission, or SEC, must be received at our principal executive offices not later than January 2, 2014, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement.

Under our bylaws, stockholders who wish to submit a proposal at the 2014 annual meeting, other than one that will be included in our proxy statement, must notify us between February 7, 2014, and March 9, 2014, unless the date of the 2014 annual meeting of the stockholders is more than 30 days before or after the one-year anniversary of the 2013 annual meeting. If a stockholder who wishes to present a proposal fails to notify us by March 9, 2014, and such proposal is brought before the 2014 annual meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2014 annual meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. Stockholders should submit their proposals to Vocus, Inc., 12051 Indian Creek Court, Beltsville, MD 20705, Attention: Corporate Secretary.

Annual Report and Other Matters

Our Annual Report on Form 10-K for the year ended December 31, 2012, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge, additional copies of our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our Corporate Secretary at our executive offices set forth in this proxy statement.

PROPOSAL 1

ELECTION OF DIRECTOR

Nominee

Our certificate of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by resolution of our Board of Directors. Presently, the number of directors is fixed at seven, and that number of directors is divided into three classes, with one class standing for election each year for a three-year term. At each annual meeting of stockholders, directors of a particular class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. Six of our directors are elected by the holders of our common stock, and one of our directors is elected by the holder or holders of our convertible preferred stock, as described below under “Continuing Directors with Terms Expiring in 2015.” Gary Greenfield and Robert Lentz are in the class of directors whose terms expire at the 2013 annual meeting, and Messrs. Greenfield and Lentz have been nominated by our Board of Directors for re-election for a three-year term expiring in 2016. Kevin Burns, Ronald Kaiser and Richard Rudman are in the class of directors whose terms will expire in 2014. Gary Golding and Jit Sinha are in the class of directors whose terms will expire in 2015.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named above. Messrs. Greenfield and Lentz currently are directors of our Company. In the event that either individual is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. It is not expected that either of the nominees will be unable or will decline to serve as a director.

Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors recommends a vote “for” the nominees named herein.

Nominees for Director Standing for Election

Robert Lentz, 52, co-founded Vocus and served as our Chief Technology Officer from 1992 until February 2008. Mr. Lentz has been a member of our Board of Directors since 1992. Prior to joining Vocus, Mr. Lentz served as President of Dataway Corporation, a software development company. From 2006 until 2010, Mr. Lentz also served on the board of directors of Savo, a privately held technology company.

The Board believes that Mr. Lentz’ former position as Chief Technology Officer of the Company and his in-depth knowledge of the Company’s businesses and industry provide Mr. Lentz with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Gary Greenfield, 58, has been a member of our Board of Directors since October 2008. Mr. Greenfield has served as a Partner at Court Square Capital Partners since February 2013. From 2007 to February 2013, Mr. Greenfield served as Chairman, Chief Executive Officer and President of Avid Technology, Inc., a provider of digital media content-creation solutions. From 2003 to 2007, Mr. Greenfield was Chief Executive Officer of GXS, Inc., a privately held technology company. Mr. Greenfield has also served as Chief Executive Officer of Peregrine Systems, Inc., and President and Chief Executive Officer of Merant, and Chief Executive Officer of Intersolv, Inc., which merged with MicroFocus to form Merant. Mr. Greenfield serves on the board of directors of Avid Technology, Inc. and GXS, Inc., both public reporting companies. Mr. Greenfield holds a B.S. degree from the U.S. Naval Academy, an M.S.A. degree from George Washington University, and an M.B.A. degree from Harvard Business School.

The Board believes that Mr. Greenfield’s formal education, his positions as CEO of both private and public companies, his service as a director on the boards of both private and public companies, and his demonstrated leadership over the course of his successful career provide Mr. Greenfield with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Continuing Directors with Terms Expiring in 2014

Kevin Burns, 63, has been a member of our Board of Directors since October 2000 and was named our lead director in January 2008. Mr. Burns has been a managing principal of Lazard Technology Partners, a private equity firm, since March 1998. Mr. Burns founded Intersolv, Inc. (formerly Sage Software), a software company, in 1982 and served as its President and Chief Executive Officer until 1997. Mr. Burns also serves on the board of directors of BoxTone Inc., a privately held technology company. Mr. Burns holds a B.S. degree in finance from the Ohio State University and an M.B.A. in finance from the University of Colorado.

The Board believes that Mr. Burns’ formal education, his in-depth knowledge of the Company’s businesses and industry, and his demonstrated leadership with technology companies over the course of his successful career provide Mr. Burns with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Ronald Kaiser, 59, has been a member of our Board of Directors since January 2005. From November 2009 to March 2011, Mr. Kaiser served as Chief Executive Officer and Chairman of the Board of MobileAccess Networks, Inc., a privately held provider of in-building wireless communications equipment. From January 2008 through October 2009 and since March 2011, Mr. Kaiser has served as an independent consultant and board member for companies in the technology and life sciences fields. From January 2007 to January 2008, Mr. Kaiser served as the Chief Financial Officer for Sucampo Pharmaceuticals, Inc., a pharmaceutical research and development company. From March 2005 through December 2006, Mr. Kaiser served as Chief Financial officer of PharmAthene, Inc., a bio-defense company. From April 2003 to January 2005, Mr. Kaiser served as Chief Financial Officer of Air Cargo, Inc., a freight logistics and bill processing provider. In December 2004, Air Cargo filed a voluntary petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code. Mr. Kaiser served as a member of the board of directors of OPNET Technologies, Inc., a public company, from October 2003 through its sale in December 2012, as a member of the board of directors of Tangoe, Inc., a public company, since January 2009, and as a managing director of the Chesapeake Innovation Center, a Maryland incubator, since September 2003 and on the board of directors of a number of privately held companies and non-for-profit organizations. Mr. Kaiser holds B.A. degrees in accounting and in multidisciplinary-prelaw from Michigan State University.

The Board believes that Mr. Kaiser’s formal education, his experience as Chief Financial Officer of several public and private companies, his in-depth knowledge of the Company’s businesses and industry, and his demonstrated leadership over the course of his successful career provide Mr. Kaiser with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Richard Rudman, 52, co-founded Vocus and has served as our Chief Executive Officer, President and Chairman since 1992. From 1986 through 1992, Mr. Rudman served as a senior executive at Dataway Corporation, a software development company. From 1984 through 1986, Mr. Rudman served as an accountant and systems analyst at Barlow Corporation, a privately held real estate development and management company. From 1979 through 1983, Mr. Rudman served in the United States Air Force. Mr. Rudman holds a B.S. degree in accounting from the University of Maryland and is a Certified Public Accountant.

The Board believes that Mr. Rudman’s formal education, his position as CEO of the Company, his in-depth knowledge of the Company’s businesses and industry, and his demonstrated leadership over the course of his successful career provide Mr. Rudman with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Continuing Directors with Terms Expiring in 2015

Gary Golding, 56, has been a member of our Board of Directors since January 2000. Mr. Golding has been a general partner with Edison Venture Fund, a venture capital fund, since November 1997. Mr. Golding also serves on the board of directors of Tangoe, Inc., a public company, and on the board of directors of JTH Holding Inc., a public company. Mr. Golding holds a B.A. degree in management from Boston College and a Masters degree in Urban and Regional Planning from the University of Pittsburgh.

The Board believes that Mr. Golding’s formal education, his service on the boards of several other companies, and his in-depth knowledge of the Company’s businesses and industry provide Mr. Golding with the appropriate attributes to serve on the Board and enable him to make valuable contributions to the Board and to the Company.

Jit Sinha, 38, has been a member of our Board of Directors since February 2012. Mr. Sinha is a General Partner of JMI Equity, a growth equity firm. Mr. Sinha also serves on the board of directors of several privately held companies. Previously, Mr. Sinha worked as a Principal at Bain Capital Ventures, and in operating roles at several software companies. Mr. Sinha holds a B.S. degree in finance and a B.A. degree in sociology from the University of Pennsylvania.

In February 2012, Richard Moore resigned as a member of the Board of Directors, and the Board of Directors appointed Jit Sinha as a member of the Board of Directors to serve as the initial director designated by the holder of our convertible preferred stock, filling the vacancy created by the resignation of Mr. Moore. Mr. Sinha was elected by the holder of our convertible preferred stock.

Board Independence

Our Board of Directors annually assesses the independence of the non-management directors by reviewing the financial and other relationships between the directors and us. This review is designed to determine whether these directors are independent under the criteria established by the NASDAQ Stock Market. Our Board of Directors has determined, after considering all the relevant facts and circumstances, including each director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, that each of Messrs. Burns, Golding, Greenfield, Kaiser, Lentz and Sinha are independent directors, as “independence” is defined in the NASDAQ Marketplace Rules, because they have no relationship with us that would interfere with their exercise of independent judgment. In the case of Mr. Sinha, the Board considered that Mr. Sinha is a managing member of JMI Equity Fund VI, L.P., which owns 1,000,000 shares of our Series A Convertible Preferred Stock that are convertible into a total of 3,025,600 shares of our common stock. Mr. Rudman is not an independent director by virtue of his employment with the Company.

Board Self-Evaluation

Our Board of Directors periodically conducts a self-evaluation of its performance, which includes a review of the Board’s composition, responsibilities, structure, processes and effectiveness.

Board Leadership Structure

Richard Rudman serves as both Chairman of the Board and Chief Executive Officer. The Board believes that having Mr. Rudman serve in both capacities is in the best interests of the Company and its stockholders because it enhances communication between the Board and management and allows Mr. Rudman to more effectively execute the Company’s strategic initiatives and business plans and confront its challenges. Mr. Rudman possesses detailed and in-depth knowledge of the opportunities and challenges facing the Company and is best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters.

The Board believes that the appointment of an independent Lead Director and the use of regular executive sessions of the non-employee directors, along with the Board’s strong committee system and substantial majority of independent directors, allow it to maintain effective oversight of management. The Lead Director’s responsibilities include: leading the independent directors in executive sessions of the Board of Directors; calling meetings of the independent directors; consulting with the Chairman on meeting schedules and agendas for Board and committee meetings; providing feedback to the Chairman and acting as a sounding board with respect to strategies, accountability, relationships and other issues; serving as a liaison between the independent directors and the Chairman, and as a contact person to facilitate communications between the Company’s employees, stockholders, and other stakeholders with the non-employee members of the Board of Directors; and such other duties as the independent directors deem appropriate. Mr. Burns has served as our Lead Director since January 2008.

Board Oversight and Risk

Our Board of Directors oversees our management, which is responsible for the day-to-day issues of risk management. As part of its oversight of operations, the Board reviews the performance of the Company and the risks involved in the operations of the Company, and approves the Company’s operating plan and long term strategy. The Board’s committees assist the Board in fulfilling its oversight responsibilities with the Audit Committee focusing on the accounting and financial and reporting processes of our Company and the Compensation Committee concentrating on the risks arising from our compensation policies and programs. The Nominating and Corporate Governance committee manages risks associated with corporate governance and board organization, membership and structure.

Information Relating to Corporate Governance and the Board of Directors

Our bylaws authorize our Board of Directors to appoint among its members one or more committees, each consisting of one or more directors. Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

Our Board of Directors has adopted charters for the Audit, Compensation and Nominating and Corporate Governance Committees describing the authority and responsibilities delegated to each committee by the Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct and a Whistleblower Policy. We post on our website, at www.vocus.com, the charters of our Audit, Compensation and Nominating and Corporate Governance Committees and our Corporate Governance Guidelines, Code of Conduct and Whistleblower Policy. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement. We intend to disclose any amendments to or waivers of a provision of our Code of Conduct made with respect to our directors or executive officers on our website.

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Vocus, Inc. c/o any specified individual director or directors at the address listed herein. Any such letters will be sent to the indicated directors.

Whistleblower Procedures

In accordance with the Sarbanes-Oxley Act of 2002, we have established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission of concerns regarding accounting or auditing matters. If an individual has a concern regarding questionable accounting, internal accounting controls or auditing matters, or the reporting of fraudulent financial information, such individual may report their concern by sending a letter (which may be anonymous at the discretion of the reporting person), to us at our principal executive offices to the attention of the legal department or, if such individual is uncomfortable reporting to the legal department, to the attention of the chairman of the audit committee. Individuals may also report their concerns by telephone (which may be anonymous at the discretion of the reporting person) by calling the phone number provided on our website.

Investor Designated Director

On February 24, 2012, in connection with our acquisition of iContact Corporation, we issued 1,000,000 shares of Series A convertible preferred stock to JMI Equity Fund VI, L.P. (“JMI”), which had been a stockholder of iContact. Each share of Series A convertible preferred stock is initially convertible into 3.0256 shares of our common stock. Pursuant to the certificate of designation of the Series A convertible preferred stock, for so long as the outstanding shares of preferred stock continue to represent at least 5% of the total outstanding shares of our common stock, calculated assuming the conversion of all outstanding shares of preferred stock into shares of common stock, the holders of the preferred stock, voting as a separate class, will have the exclusive right to elect one director to our Board (the “Series A Director”). In addition, pursuant to an Investor Rights Agreement we entered into with JMI, the holders of the preferred stock have the right to nominate a director to our board of directors for as long as they hold 5% or more of our issued and outstanding capital stock (which nominee shall be the Series A Director for so long as the holders of preferred stock have the right to elect the Series A Director pursuant to the certificate of designation). Jit Sinha currently serves as the Series A Director.

Process for Selecting Nominees to the Board of Directors

The Board believes that Board members must have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. In addition, it seeks to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the Company’s business. The Board believes that the current directors have an appropriate balance of knowledge, experience, attributes, skills and expertise as a whole to ensure that the Board appropriately fulfills its oversight responsibilities and acts in the best interests of stakeholders. The Board believes that each director satisfies its criteria for demonstrating excellence in his or her chosen field, high ethical standards and integrity, and sound business judgment.

In February 2010, the Board created a Nominating and Corporate Governance Committee and adopted a charter for the Nominating and Corporate Governance Committee. Messrs. Greenfield, Lentz and Sinha currently serve as members of the Nominating and Corporate Governance Committee. Mr. Moore served as a member of the Nominating and Corporate Governance Committee until his resignation from the Board of Directors on February 24, 2012. Mr. Kaiser served as a member of the Nominating and Corporate Governance Committee until his resignation from the Committee on May 31, 2012.

Pursuant to the Committee’s charter, the Nominating and Corporate Governance Committee will periodically review the composition of the full Board and all committees of the Board to determine whether additional Board members with different qualifications or areas of expertise are needed to further enhance the composition of the Board and work with other members of the Board and the executive officers of the Company, if applicable, in attracting candidates with those qualifications. The Committee will also receive, review and respond to director nominations submitted in writing by the Company’s stockholders. The Nominating and Corporate Governance Committee’s criteria for selection of candidates include, but are not limited to: (i) diversity, age, background, skills and experience deemed appropriate by the Committee in its discretion, (ii) possession of personal qualities, characteristics and accomplishments deemed appropriate by the Committee in its discretion, (iii) knowledge and contacts in the communities and industries in which the Company conducts business, (iv) ability and willingness to devote sufficient time to serve on the Board of Directors and its committees, (v) knowledge and expertise in various activities deemed appropriate by the Committee in its discretion, and (vi) fit of the individual’s skills, experience and personality with those of other directors in maintaining an effective, collegial and responsive Board of Directors. Such persons should not have commitments that would conflict with the time commitments of a director of the Company.

The Nominating and Corporate Governance Committee does not have a written policy with regard to the consideration of diversity in identifying director nominees. However, the Nominating and Corporate Governance Committee considers diversity in identifying nominees for directors, and the qualities and skills sought in prospective members of the Board of Directors generally require that director candidates be qualified individuals who, if added to the Board of Directors, would provide the mix of director characteristics, experience, perspectives and skills appropriate for the Company.

The Board of Directors does not have a specific policy for consideration of nominees recommended by security holders due in part to the relatively small size of the Board of Directors and the lack of turnover in Board membership to date. However, security holders can recommend a prospective nominee for the Board of Directors by writing to our Corporate Secretary at the Company’s corporate headquarters and providing the information required by our bylaws, along with any additional supporting materials the security holder considers appropriate. The Nominating and Corporate Governance Committee will evaluate any nominees recommended by stockholders in the same manner in which the Committee evaluates nominees recommended by other sources. There have been no recommended nominees from security holders for election at the annual meeting. The Company pays no fees to third parties for evaluating or identifying potential nominees.

Committees of the Board of Directors

The Audit Committee

The purpose of the Audit Committee is (i) to oversee the accounting and financial and reporting processes of our Company and the audits of the financial statements of our Company, (ii) to provide assistance to our Board of Directors with respect to its oversight of the integrity of the financial statements of our Company, our Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of our Company’s internal audit function, if any, and independent registered public accounting firm, and (iii) to prepare the report required by the rules promulgated by the SEC to be included in this proxy statement. The primary responsibilities of the Audit Committee are set forth in its charter (which is posted in the “Investor Relations /Corporate Governance/Overview” section of our website at www.vocus.com) and include various matters with respect to the oversight of our Company’s accounting and financial reporting processes and audits of the financial statements of our Company on behalf of our Board of Directors. The Audit Committee also selects the independent registered public accounting firm to conduct the annual audit of the financial statements of our Company; reviews the proposed scope of such audit; reviews accounting and financial controls of our Company with the independent registered public accounting firm and our accounting staff; and, unless otherwise delegated by our Board of Directors to another committee, reviews and approves transactions between us and our directors, officers and their affiliates.

The Audit Committee currently consists of Messrs. Kaiser, Burns and Golding. Mr. Kaiser serves as the Chairman of the Audit Committee. Mr. Moore served on the Audit Committee until his resignation from the Board of Directors on February 24, 2012, and Mr. Burns was appointed to the Audit Committee in May 2012 to fill the vacancy created by Mr. Moore’s resignation. The Board of Directors has determined that each of the members of the Audit Committee is independent under the NASDAQ Marketplace Rules and under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The Board of Directors has also determined that all members of the Audit Committee meet the requirements for financial literacy and that Mr. Kaiser qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC.

The Compensation Committee

The purpose of the Compensation Committee includes recommending to our Board of Directors the compensation of the members of the Board of Directors; recommending to the Board of Directors the compensation of our Chief Executive Officer and all other executive officers of the Company; and discharging the responsibilities of our Board of Directors relating to our Company’s compensation programs and compensation of our Company’s executives. The Compensation Committee operates under a charter adopted by the Board of Directors in 2005 (which is posted in the “Investor Relations /Corporate Governance/Overview” section of our website at www.vocus.com). As outlined in the charter, the Committee is primarily responsible for establishing and reviewing the overall compensation philosophy of the company, reviewing and approving the corporate goals and objectives relevant to the compensation for the CEO and other executive officers, evaluating performance of the CEO and other executive officers in light of those goals and recommending to the Board for approval the compensation of the CEO and other executive officers. The Committee is also responsible for approving new or revised compensation and benefit plans (or in some cases recommending them for Board approval).

The Compensation Committee currently consists of Messrs. Burns, Golding and Kaiser. Mr. Burns serves as the Chairman of the Compensation Committee. All Committee members have extensive management and Board experience, including experience dealing with executive compensation issues. Additionally, each member of the Committee is appointed by the Board and has been determined by the Board to be an independent director under applicable NASDAQ marketplace rules.

The Compensation Committee met two times in 2012. The Chairman of the Compensation Committee prepared each meeting’s agenda, which was distributed to committee members in advance of the meeting (along with support materials). All of the Compensation Committee members attended all of the meetings in 2012. The Compensation Committee asked the CEO and the Chief Financial Officer, or CFO, to attend portions of the meetings. A compensation consultant representative also attends Compensation Committee meetings by invitation (including executive sessions as requested) and is available to answer committee members’ questions. Additionally, the Compensation Committee Chairman meets periodically with management and the compensation consultant representative throughout the year.

The Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee includes assisting the Board in establishing the minimum qualifications for a director nominee; identifying and evaluating individuals qualified to become Board members, consistent with criteria approved by the Board and Committee; recommending director nominees for re-election or to fill vacancies on the Board; and developing, recommending to the Board, and assessing corporate governance policies for the Company. The Nominating and Corporate Governance Committee operates under a charter adopted by the Board of Directors in 2010 and revised in 2011 (which is posted in the “Investor Relations /Corporate Governance/Overview” section of our website at www.vocus.com).

The Nominating and Corporate Governance Committee currently consists of Messrs. Greenfield, Lentz and Sinha. Mr. Greenfield serves as the Chairman of the Nominating and Corporate Governance Committee. Mr. Moore served on the Nominating and Corporate Governance Committee until his resignation from the Board of Directors on February 24, 2012. Mr. Kaiser served as a member of the Nominating and Corporate Governance Committee until his resignation from the Nominating and Corporate Governance Committee on May 31, 2012.

Board and Committee Meetings

Our Board of Directors held a total of seven meetings during the fiscal year ended December 31, 2012. During the fiscal year ended December 31, 2012, the Audit Committee held a total of nine meetings, the Compensation Committee held a total of two meetings, and the Nominating and Corporate Governance Committee held a total of five meetings. During 2012, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all committees of our Board of Directors on which he was a member. We encourage each of our directors to attend the annual meeting of stockholders. Five of our directors attended our 2012 annual meeting of stockholders.

Director Compensation and Other Information

We use a combination of cash and equity compensation to attract and retain individuals to serve on our Board of Directors. Generally, the Board reviews our director compensation program every three years, and the next review will occur in 2014. In 2012, target annual total compensation for non-employee directors (other than

Mr. Sinha who, pursuant to his agreement with his employer, does not receive any compensation for serving on our Board) was $150,000 with additional amounts provided to committee chairpersons and our Lead Director. We do not compensate employee directors for their service on our Board.

Prior to 2012, the Director’s annual service term was from February 1 through January 31. In March 2012, the Board of Directors revised the service term in order to align such term with each Directors’ election at the Company’s annual meeting.

Retainer

In 2012, our non-employee directors (other than Mr. Sinha) earned an annual retainer of $50,000 for general service on the Board of Directors including attendance at board and committee meetings. Each standing committee chairperson and the Lead Director received an additional $10,000 retainer. Retainers may be paid in stock or cash, at each director’s election, and such amounts were paid or vested quarterly over the directors’ service year which began in June 2012.

In 2013, non-employee directors (other than Mr. Sinha) will receive an annual retainer of $50,000 and each standing committee chairperson and the Lead Director will receive an additional retainer of $10,000, and such annual amounts shall be awarded on or about the date of the Company’s annual meeting with such amounts paid or vesting quarterly over the directors’ service year.

Equity Compensation

In addition to the retainer described above, non-employee directors (other than Mr. Sinha) are entitled to receive equity compensation. In 2012, each non-employee director (other than Mr. Sinha) received a restricted stock award with an estimated value of approximately $50,000 on the grant date. The chairperson of each standing committee and the Lead Director received an additional restricted stock award with an estimated value of approximately $15,000 on the grant date. These restricted stock awards vest quarterly over the directors’ service year. Additionally in 2012, each non-employee director (other than Mr. Sinha) received a pro-rated retainer amount, restricted stock grant and stock option grant (for those Directors that did not receive such a stock option grant in 2011) for service during the period of February 1, 2012 through June 6, 2012 (the period between the original service year ending and the beginning of the new service year synchronized with the annual meeting).

In 2013, each non-employee director (other than Mr. Sinha) will receive an annual restricted stock award with an estimated value of approximately $50,000 on the grant date. The chairperson of each standing committee and the Lead Director will receive an additional annual restricted stock award with an estimated value of approximately $15,000 on the grant date. These restricted stock awards will vest quarterly over the directors’ service year.

Additionally, each non-employee director (other than Mr. Sinha) receives a stock option grant with an estimated value of approximately $150,000 on the grant date. These stock options vest annually over a three-year period. Therefore, non-employee directors are not granted stock options every year, rather such grants are made approximately every three years to coincide with a director’s election or re-election. We attribute approximately $50,000 of value per year to such option grant. Grants of options to non-employee directors are at an exercise price per share equal to the closing price of our common stock on the NASDAQ Global Market on the grant date. The grant date fair value for these stock option grants was determined using the Black-Scholes option pricing model. In 2013, those non-employee directors set forth for re-election will receive such a stock option grant.

We reimburse our directors for reasonable travel and other expenses incurred in connection with attending board, committee or other Company meetings, and approved educational seminars.

We expect that each non-employee director will receive the same compensation received in 2012 for service on the Board of Directors in 2013 with payments and vesting occurring quarterly over the directors’ service year.

In February 2013, Messrs. Greenfield and Lentz each received a pro-rated stock option grant because neither had such a stock option grant for service during the period of June 7, 2012 through June 6, 2013. Such grants vest at the end of the service year in June 2013. The value of such grants is reflected in the table below.

The following table details the compensation earned by our non-employee directors in 2012:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(4)	Option Awards(3)(4)	Total
Kevin Burns	$—	$133,385	$—	$133,385
Gary Golding	$50,000	$49,593	$128,664	$228,257
Gary Greenfield	$60,000	$64,477	$56,801	$181,278
Ronald Kaiser	$60,000	$64,477	$—	$124,477
Robert Lentz	$50,000	$49,593	$56,801	$156,394
Richard Moore(5)	$—	$—	$—	$—
Jit Sinha(6)	$—	$—	$—	$—

(1)	For purposes of determining non-employee director cash compensation, the term of office for directors begins on June 7 and ends June 6 of the following year, which period does not coincide with our fiscal year. Cash amounts included in the table above represent the portion of the compensation earned during the directors’ 2012 service period. Retainer amounts paid in restricted stock at a director’s election in 2012 are included in the Stock Awards column.
(2)	On March 30, 2012, and June 7, 2012, each of Messrs. Burns, Golding, Greenfield, Kaiser, and Lentz was granted shares of our common stock. The aggregate number of shares subject to outstanding unvested stock awards held by each director listed in the table above as of December 31, 2012, was as follows: 3,741 shares for Mr. Burns; 1,247 shares for Mr. Golding; 1,621 shares for Mr. Greenfield; 1,621 shares for Mr. Kaiser; and 1,247 shares for Mr. Lentz. Mr. Burns elected to have his 2012 retainer amount paid in restricted stock and such amount is reflected herein.
(3)	The aggregate number of shares subject to outstanding stock options held by each director listed in the table above as of December 31, 2012, was as follows: 7,887 shares for Mr. Burns; 14,032 shares for Mr. Golding; 0 shares for Mr. Greenfield; 7,887 shares for Mr. Kaiser; and 0 shares for Mr. Lentz. In February 2013, Messrs. Greenfield and Lentz received a pro-rated stock option grant because neither had such a stock option grant for service during the period of June 7, 2012 through June 6, 2013. Such grant vests at the end of the service year in June 2013. The value of such option awards are included in the Option Awards column. The aggregate number of shares subject to those outstanding stock options granted to Messrs. Greenfield and Lentz listed above was 6,095 shares for each of Messrs. Greenfield and Lentz.
(4)	The amounts reported do not reflect the compensation actually received by the director. Amounts shown reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculation of the amounts are included in Footnote 2 to the Company’s audited financial statements for the fiscal year ended December 31, 2012, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2013.
(5)	Mr. Moore resigned from the Board of Directors on February 24, 2012; therefore he did not receive any compensation for the 2012 service period.
(6)	In February 2012, the Board of Directors appointed Jit Sinha as a member of the Board of Directors to serve as the initial director designated by the holder of our convertible preferred stock, filling the vacancy created by the resignation of Mr. Moore. Mr. Sinha was elected by the holder of our convertible preferred stock. Per his agreement with his employer, Mr. Sinha does not receive any compensation for serving on Vocus’ Board of Directors.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP, an independent registered public accounting firm, has audited the consolidated financial statements of our Company for the fiscal year ended December 31, 2012. Our Audit Committee has appointed Ernst & Young LLP to audit the consolidated financial statements of our Company for the fiscal year ending December 31, 2013. Our organizational documents do not require that our stockholders ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. We are submitting the appointment of Ernst & Young LLP to our stockholders for ratification because we believe it is a matter of good corporate practice. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection, but may still retain Ernst & Young LLP. We anticipate that representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “for” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

The aggregate fees billed to our Company by Ernst & Young LLP for the fiscal years ended December 31, 2011 and 2012 are as follows:

	2012	2011
Audit Fees(1)	$1,255,400	$994,808
Audit-Related Fees(2)	$1,995	$55,000
Tax Fees(3)	$—	$90,054

Total	$1,257,395	$1,139,862

(1)	Audit Fees consist of fees incurred for the audits of our annual consolidated financial statements and internal control over financial reporting, for the review of our unaudited interim consolidated financial statements included in our quarterly reports on Form 10-Q for the first three quarters of each fiscal year and for fees incurred related to other SEC filings.
(2)	Audit-Related Fees consist of fees incurred for accounting consultations, due diligence in connection with planned acquisitions and research services.
(3)	Tax Fees consist of fees incurred for tax compliance, planning and advisory services and due diligence in connection with planned acquisitions.

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax and other services permitted by law or applicable SEC regulations (including fee ranges) to be performed by our independent registered public accounting firm. Any services that will involve fees exceeding pre-approved levels will also require specific approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the year in which the pre-approval is given. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent registered public accounting firm.

Our Audit Committee requires that our independent registered public accounting firm, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided. Such services must not impair the auditor’s independence.

All of the services provided by Ernst & Young LLP described above under the captions “Audit Fees”, “Audit-Related Fees” and “Tax Fees” were pre-approved by our Audit Committee.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with recent legislation and rules adopted by the SEC, we are requesting our stockholders’ advisory approval of the compensation of our named executive officers, as disclosed in the “Compensation Discussion and Analysis,” the compensation tables, and the narrative discussion set forth in this proxy statement. This non-binding advisory vote is commonly referred to as a “say-on-pay” vote.

Our compensation program is designed to link executive pay levels with individual performance, our financial performance and stockholder returns as described in the Compensation Discussion and Analysis. The Company’s pay-for-performance oriented compensation program has operated to align payouts with relative shareholder value creation. Stockholders are urged to read the Compensation Discussion and Analysis set forth in this proxy statement, which discusses how our compensation policies and procedures reflect our compensation objectives, as well as the “Summary Compensation Table” and other related compensation tables and narrative disclosures that describe the compensation of our named executive officers.

The Compensation Committee, which is comprised entirely of independent directors, in consultation with a compensation consultant, is primarily responsible for establishing and reviewing the overall compensation philosophy of the Company, reviewing and approving the corporate goals and objectives relevant to the compensation for our named executive officers, and evaluating performance of the named executive officers in light of those goals. In 2012, the Committee consulted with Pearl Meyer & Partners, a leading, independent compensation consulting firm, regarding 2012 compensation. In 2013, the Committee again selected Pearl Meyer & Partners as its compensation consultant.

We are asking our stockholders to indicate their support for our executive compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation and the philosophy, policies and practices described in this proxy statement. For the reasons discussed above, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules and regulations of the SEC, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion is hereby approved.”

Because your vote on this proposal is advisory, it will not be binding on the Board. However, the Compensation Committee and the Board will consider the outcome of the vote when making future compensation decisions.

The Board of Directors recommends a vote “for” the compensation of the named executive officers as disclosed in this proxy statement.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of its financial statements, including the performance and compensation of the Company’s independent registered public accounting firm. Management has the primary responsibility for the financial statements and the financial reporting processes, including the systems of internal controls and the certification of the integrity and reliability of the Company’s internal control procedures.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed the Company’s audited balance sheets at December 31, 2011 and 2012 and the statements of operations, stockholders’ equity and cash flows for each of the three years ended December 31, 2010, 2011 and 2012, and have discussed them with management. The Audit Committee also reviewed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the results of their audit. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16 (Communications with Audit and Finance Committees), as currently in effect. This discussion included, among other things, a review with the independent registered public accounting firm of the quality of the Company’s accounting principles, significant estimates and judgments, and the disclosures in the Company’s financial statements, including the disclosures related to critical accounting policies used by the Company. The Audit Committee has reviewed permitted services under rules of the Securities and Exchange Commission as currently in effect and discussed with Ernst & Young LLP their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB Ethics and Independence Rule 3526 “Communication with Audit Committees Concerning Independence”, as currently in effect, and has considered and discussed the compatibility of non-audit services provided by Ernst & Young LLP with that firm’s independence. In addition, the Audit Committee discussed the rules of the Securities and Exchange Commission that pertain to the Audit Committee and the roles and responsibilities of Audit Committee members.

Based on its review of the financial statements and the aforementioned discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. The Audit Committee also approved the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.

Respectfully submitted by the Audit Committee,

Ronald Kaiser, Chair

Kevin Burns

Gary Golding

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we provide an explanation and analysis of the material elements of the compensation provided to our named executive officers. Throughout this section, the individuals who served as chief executive officer and chief financial officer for 2012, as well as the other executive officers named in the “Summary Compensation Table” below, are referred to as our “named executive officers” or “NEOs.”

Named Executive Officers for 2012:

Richard Rudman	Chief Executive Officer, President and Chairman
Stephen Vintz	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
William Wagner	Executive Vice President and Chief Operating Officer (through November 2, 2012)
Norman Weissberg	Senior Vice President, North American Sales

Executive Summary

We are a leading provider of cloud marketing software that combines social marketing, search marketing, email marketing and publicity into a comprehensive solution to help businesses attract, engage and retain customers. As consumers’ buying behavior is increasingly influenced by online information and social networks, our software helps companies reach and influence buyers across social networks, online and through the media. We continue to transition our business offerings beyond the traditional public relations market to the broader digital marketing opportunity. In order to support our strategy and to continue to deliver strong execution, we strive to provide an executive compensation program that serves to attract, retain, motivate and reward highly qualified executive officers in a highly competitive software industry. To reinforce our performance oriented, results-based culture that rewards individual, team and corporate success, we use a mix of compensation elements including base salary, cash bonus compensation that is solely based on financial performance, equity incentives, change of control benefits and employee benefits.

Company Performance

We achieved strong financial and operational performance in 2012, including:

•	Non-GAAP revenue grew to $173 million, representing an increase of 50% over 2011.

•

Cash flow from operations was $18.8 million, and free cash flow was $16.2 million which includes cash outflows related to the acquisition of iContact of $2.1 million in severance costs and $2.9 million in transaction-related costs.

•	Ended the year with 16,494 total active annual subscription customers, an increase of 39% over 2011.

•	Acquired iContact, an email marketing company, and integrated iContact services with our existing services.

•

Launched a new version of the Vocus Marketing Suite that includes new and enhanced features including iContact® email marketing and Buying Signals™, which monitors social media to notify marketers when customers are ready to buy their product or service.

•	Significantly invested in expansion of our direct sales force to accelerate growth.

Annual Subscription Customers

Revenue Growth

2012 Compensation Decisions

Based on our NEOs’ contributions to the achievements described above and their achievement of Company and individual goals, as well as considerations of past awards, in 2012:

•	Set CEO and CFO total direct compensation targets to align with the 35th percentile of the peer group.

•

Set total cash compensation targets (base salary plus target annual incentive) at 100% achievement of financial goals generally consistent with the competitive 55th percentile, although the CEO and CFO total cash compensation was targeted to the 40th and 50th percentiles of the peer group respectively.

•

Decreased long-term incentive compensation awards due to decreased stock price, to align with the 55th percentile of the peer group (in 2011 long-term incentive compensation awards were targeted to the 80th percentile of the peer group).

•	The cash incentive awards granted to our Named Executive Officers equaled 91% of the target amount.

•	The cash incentive awards granted to our Named Executive Officers individually ranged from 83% to 105% of their respective target levels.

•

Refined the incentive plan for NEOs, decreasing potential payouts for below target performance and increasing potential payments for above target performance. The payout formula was also changed from a “step” to a “linear” calculation.

•

Increased the base salaries by 6%, 5% and 5% for Messrs. Rudman, Vintz and Wagner, respectively, to align with the 35th percentile of the peer group following a review of individual performance and peer compensation data.

Pay for Performance

Aligning compensation paid to our NEOs with company performance is at the core of our compensation philosophy. Compensation paid to our CEO is one example of how we adhere to this philosophy. Mr. Rudman’s compensation relates appropriately to our total shareholder return (TSR) over time. The table below shows the comparison of Mr. Rudman’s total compensation1 from the “Summary Compensation Table” to our indexed TSR2 over the past five fiscal years:

[1]	Reported in thousands.
[2]	Indexed TSR was calculated based on an assumed $100 investment in Vocus common stock on December 31, 2007 and then adjusted for each year based on the return that would have been made on that investment as of December 31 of each year.

The “Compensation Discussion and Analysis” and the tables and narratives disclose CEO compensation in compliance with required SEC reporting rules. However, such compensation disclosures may obscure the degree to which pay and performance were linked in any given year. In assessing our compensation programs and making compensation determinations, it is important to note that the Compensation Committee evaluates the pay for performance link by assessing the relationship of compensation that would be earned—especially equity award values actually generated—to our business performance for the corresponding year or period. The Compensation Committee believes that this view of realizable pay more precisely demonstrates the link between pay and performance than relying on pay numbers generated, for example, by accounting values established at the grant date for equity awards. For example, many stock option awards may have little to no value because of our current stock price and the exercise price of the award. So our NEOs realizable total compensation may be much less than the target peer group thus keeping compensation aligned with TSR.

The following charts demonstrate the alignment between Mr. Rudman’s realizable pay and our performance over the last one and three year periods compared to the Vocus peer group described in more detail under “Benchmarking”. While TSR is an important financial metric, the Committee believes financial and operating performance are also important in terms of managing sustained performance for the creation of long-term shareholder value. As such, Company performance or “Composite Performance” is based not only on TSR but on the financial metrics used in our annual cash incentive plan, including revenue, adjusted operating income and cash flow from operations. The resulting comparison shows that Mr. Rudman’s realizable pay is reasonably aligned with our Composite Performance.

Three-Year (2010-2012) Realizable Pay and Performance	One-Year (2012) Realizable Pay and Performance

Although our relative TSR results for the 2010-2012 performance period lagged that of most of our peer group, our financial and operating performance exceeded that of most of our peer group.

Over the one- and three-year periods of 2010 through 2012, our Composite Performance approximated the 45th percentile of the peer group, for both the one- and three year periods, while Mr. Rudman’s aggregate realizable compensation over the same period approximated the 51st and 62nd percentiles of the Vocus Peer Group’s CEOs.

Corporate Governance

Our pay practices emphasize good governance and market practice, and are designed to incentivize long-term shareholder value creation while providing total compensation opportunities that will allow us to attract, retain and motivate highly talented executives. To this end:

•

Total direct compensation is competitively targeted at the 60th percentile of the peer group although the CEO and CFO total direct compensation targets align with the 35th percentile of the peer group, with an emphasis on long-term equity incentives.

•	Base salaries are targeted at the 40th percentile of the peer group, although the CEO and CFO base salaries are targeted to the 25th and 35th percentiles of the peer group respectively.

•	Annual bonus payouts are performance based, and in 2012 the Company did not make any additional discretionary or guaranteed bonus payments (other than the annual bonus payments).

•	Total cash compensation at 100% achievement of target is targeted at the 55th percentile.

•

We do not emphasize perquisites. For example, we do not have perquisites such as club memberships or financial planning services, and we do not have any separate executive retirement plan that is not generally available to all employees.

•

The Compensation Committee has authority to select, retain and/or replace any compensation or other outside consultant for assistance in the evaluation of director, CEO or other executive officers’ compensation, including the sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee has used an independent compensation consultant to aid in the evaluation of our executive compensation program. Such consultant does not provide any services to our management and had no prior relationship with our management prior to its engagement by the Compensation Committee.

•

We maintain a strong risk management program, which includes our Compensation Committee’s significant oversight of the ongoing evaluation of the relationship between our compensation programs and risk.

•

Our 2005 Stock Award Plan prohibits restricted stock awards from being sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the award holders. Additionally, all of our directors, officers and restricted employees are subject to our Insider Trading Policy. Our Insider Trading Policy prohibits, among other things, insiders from engaging in short-term or recurring speculative transactions in our securities, including (i) short sales, (ii) short-term trading, (iii) any short-term or speculative transaction whereby the insider could profit from a decline in our stock price, and (iv) transactions involving publicly traded options or other derivatives, such as trade in puts or calls in our stock.

Stockholder Advisory Vote on Executive Compensation

At our 2012 Annual Meeting of the Stockholders (the “2012 Annual Meeting”), we provided our stockholders with the opportunity to vote, on an advisory basis, to approve the compensation of our NEOs as described in our proxy statement for the 2012 Annual Meeting. Our stockholders approved the compensation of our NEOs with 52.4% of the votes cast in favor of such compensation (the “2012 Say-on-Pay Vote”).

While this vote was, and will continue to be, advisory and non-binding, to the extent there is a significant vote against the compensation of our NEOs, we will consider stockholder concerns and the Compensation Committee and Board will evaluate whether any actions are necessary to address those concerns. We have carefully considered the 2012 Say-on-Pay Vote and its implications for our executive compensation philosophy, program and practices, and for our executive compensation disclosure practices. In 2012, as in previous years, the Compensation Committee engaged an independent compensation consulting firm to conduct an overall review of our executive compensation practices. The Compensation Committee also undertook an in-depth analysis of our executive compensation.

In connection with the 2012 Say-on-Pay Vote, a member of the Compensation Committee and our Chief Financial Officer reached out to major stockholders to understand their thinking about our executive compensation programs and policies and reported back to the Compensation Committee. Our outreach included discussions with institutional stockholders (including representatives of mutual fund families, investment managers, non-U.S. investment funds, and pension funds), review of written correspondence submitted by stockholders to the Board or management, internal discussions with employees, analysis of market practices at peer companies, advice from the Compensation Committee’s independent compensation consultant, and discussions with proxy advisory services and corporate governance research firms, regarding our executive compensation programs and Board decisions.

As a result of these discussions and in light of the outcome of our 2012 Say-on-Pay Vote, we modified our executive compensation programs and policies in significant ways, including:

•	Engaged an independent national compensation consulting firm to help us improve our executive compensation practices (as we have done in previous years);

•	Held 2013 executive salaries flat; and

•	Aligned target total direct compensation of our chief executive officer roughly with the median compensation level of peer company chief executive officers.

We believe that we have responded appropriately to the concerns expressed by our stockholders and that our executive compensation arrangements closely align the interests of our NEOs with the interests of our stockholders. We will continue to closely monitor our Say-on-Pay votes and respond accordingly to stockholder concerns in the future. We value the feedback from stockholders on this matter and will continue to conduct outreach to obtain such feedback.

In accordance with the advisory vote of our stockholders on the frequency of such advisory votes on named executive officer compensation at the 2011 Annual Meeting, we intend to present to stockholders a proposal for an advisory vote on named executive officer compensation each year until the next required vote on frequency. This year, the proposal is set forth above under “Proposal 3—Advisory Vote on Executive Compensation.”

Compensation Philosophy and Objectives

We believe strongly in pay-for-performance and measurement of quantifiable results. While compensation for the CEO and other executive officers should reflect the marketplace for similar positions, a significant portion of their compensation is earned based on our financial performance and the financial performance of each executive’s area of responsibility. Quantifiable financial performance objectives related to topline growth, profit margins and cash flow are established in advance and recommended by the Compensation Committee for approval by the full Board, early in the year. Our emphasis on measurable performance objectives emanates from our belief that sustained strong financial performance is an effective means of enhancing long-term stockholder return. Although qualitative objectives are important to the effective management of the Company, we do not tie incentive compensation to such qualitative objectives.

Our executive compensation program is intended to:

•	Attract, retain, motivate and reward highly qualified executive officers who create value for our stockholders;

•	Reinforce our performance oriented, results-based culture that rewards individual, team and corporate success;

•	Reflect the financial resources available to us based on our Board-approved annual business plan and our strategic objective to increase stockholder value;

•	Encourage company performance without encouraging excessive risk by using a mix of compensation elements; and

•	Consider corporate tax deductions and accounting rules when appropriate.

Key elements of our executive compensation program include:

•	Annual base salaries that are competitive relative to other public technology companies in our peer group;

•	Cash bonuses that are solely based on financial performance; and

•	Long-term incentive compensation that is delivered through a combination of stock option and restricted stock awards.

We believe that our executive compensation program makes a significant contribution to our success, mirrors our culture, promotes employee commitment to our Company, and adheres to high standards of corporate governance.

Compensation Committee Oversight of Executive Compensation

The Compensation Committee has overall responsibility for recommending the compensation of our Chief Executive Officer, or CEO, and other executive officers to the Board of Directors for approval. Each member of the Committee is appointed by the Board and has been determined by the Board to be an independent director under applicable NASDAQ Marketplace Rules.

At the beginning of each year, the Compensation Committee reviews the preceding year’s performance of the Company and of each individual executive officer, as well as each executive officer’s compensation, tenure, past employment experience and compensation history, and potential to contribute to our future growth. At that time, the Committee determines each executive officer’s compensation for the new year. As part of the Committee’s review, the CEO delivers a report on the performance of the Company and of each executive officer, including a self-assessment of his own performance. The CEO also proposes compensation packages for the executive officers (except for the CEO) based on the competitive benchmarking analysis provided by an independent compensation consultant, which the Committee considers in making its decisions. The Committee makes regular reports to the full Board of Directors on the Committee’s activities, and the Committee prepares an annual report on executive compensation for inclusion in our proxy statement.

Compensation Consultant

The Compensation Committee has the sole authority to select, retain and/or replace any compensation or other outside consultant for assistance in the evaluation of director, CEO or other executive officers’ compensation, including the sole authority to approve the consultant’s fees and other retention terms. In 2012, the Compensation Committee selected Pearl Meyer & Partners, or PM&P, as its compensation consultant. The Committee considers PM&P to be independent and selected PM&P because of its experience in compensation consulting, and its knowledge of compensation practices in the technology industry. PM&P does not serve as the Company’s independent registered public accounting firm. Services provided by the consultant have included evaluating our existing executive officer and director compensation based on market comparables, analyzing compensation design alternatives and advising us on proxy statement disclosure rules. The consultant did not provide specific recommendations on compensation decisions regarding the CEO or other executive officers.

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that PM&P is independent in providing executive compensation consulting services. In 2012, the Compensation Committee conducted a specific review of its relationship with PM&P and determined that PM&P’s consulting work for the Compensation Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and by the SEC and the NASDAQ. The Compensation Committee continues to periodically monitor the independence of its compensation consultant.

In November 2012, the Compensation Committee again selected PM&P as its compensation consultant for 2013.

Benchmarking

The Compensation Committee considers competitive benchmarking data in the establishment of base salaries, incentive targets, equity awards and total compensation levels. For purposes of comparing our executive compensation program with market practices, the Compensation Committee, with the assistance of our compensation consultant, reviews executive compensation from a group of peer companies, which we refer to as the “Vocus Peer Group.” In November 2011, the Compensation Committee, after considering the recommendation of PM&P, approved the Vocus Peer Group based on the pre-defined selection criteria set forth below:

•	industry and product/services similarity;

•	annual revenues between $40 million and $350 million, which is approximately one-third to three times our revenue at the time the peer group was approved by the Compensation Committee; and

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market capitalization between $200 million and $2 billion, which is approximately one-third to three times our market capitalization at the time the peer group was approved by the Compensation Committee.

The Vocus Peer Group for purposes of setting 2012 annual executive compensation included the 15 companies listed below. These companies are technology companies that provide business applications software, frequently through an on-line, on-demand, or software-as-a-service model. While not necessarily direct competitors of Vocus, these companies have similar business models or size, are routinely used as comparable companies by analysts and investors and compete with us for executive talent.

Actuate Corp.	DemandTec, Inc.	RightNow Technologies, Inc.
Ariba, Inc.	Kenexa Corporation	SuccessFactors
Blackboard, Inc.	Keynote Systems, Inc.	Taleo Corp.
Concur Technologies, Inc.	LogMeIn, Inc.	Ultimate Software Group Inc.
Constant Contact, Inc.	NetSuite, Inc.	Websense Inc.

The Compensation Committee used information about the Vocus Peer Group to provide context for its compensation decision-making for 2012. Data from the 2012 Vocus Peer Group companies was compiled during November 2011. After the peer group companies are selected, PM&P prepares and presents a report to the Compensation Committee summarizing the competitive data and comparisons of our NEOs to the comparable company market data, based on executive officers at the peer group companies who have similar jobs as our NEOs, utilizing publicly available data from the comparable companies and broad survey data (reflecting companies of similar size in the high-technology and software industries). We use the broad survey data in conjunction with peer group data in evaluating our compensation practices for NEOs other than the CEO and CFO since all peer companies have these roles. Data from survey sources and the peer companies are combined to develop a market composite which is based on an average of survey data and peer company data. The Compensation Committee does not rely upon data from any individual company participating in any of the surveys in making compensation decisions. Each element of our compensation is reviewed as part of this analysis and evaluation.

The Committee concluded the following based on the results of PM&P’s benchmarking study:

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Total direct compensation targets (base salary plus target annual incentive plus fair value of equity incentive awards) at 100% achievement of financial goals generally approach the competitive 60th percentile, although both the CEO and CFO total direct compensation is targeted to the 35th percentile of the peer group;

•	Base salaries are generally consistent with the competitive 40th percentile, although the CEO and CFO base salaries are targeted to the 25th and 35th percentiles of the peer group respectively; and

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Total cash compensation targets (base salary plus target annual incentive) at 100% achievement of financial goals are generally consistent with the competitive 55th percentile, although the CEO and CFO total cash compensation is targeted to the 40th and 50th percentiles of the peer group respectively.

In February 2013, PM&P again provided benchmarking information to the Compensation Committee. The Vocus Peer Group was reviewed and revised for purposes of setting 2013 annual executive compensation and includes the 15 companies listed below. The Vocus Peer Group was revised for 2013 to eliminate those peers that had been acquired and to include new on-line, on-demand and software-as-a-service companies similar to the company in size and/or business model.

Actuate Corp.	Kenexa Corporation	RealPage, Inc.
Ariba, Inc.	Keynote Systems, Inc.	Responsys, Inc.
Blackbaud, Inc.	LivePerson, Inc.	Synchronoss Technologies
Concur Technologies, Inc.	LogMeIn, Inc.	Ultimate Software Group Inc.
Constant Contact, Inc.	NetSuite, Inc.	Websense Inc.

Elements of Vocus’ Executive Compensation Program

Our executive compensation program consists of five basic elements—base salary; quarterly variable incentive bonuses; long-term incentive compensation that is currently delivered through a combination of stock options and restricted stock; employee benefits; and income protection features such as employment agreements and change-in-control provisions. The remainder of this section provides details on each of these elements of our executive compensation program.

Base Salary

The base salary for each of our executive officers is initially established through negotiation at the time of hire, based on such factors as the officer’s qualifications, experience, prior salary and competitive salary information. Any increases thereafter are determined by an assessment of the officer’s sustained performance as well as competitive salary information.

The Compensation Committee established 2012 base salaries for Vocus’ executive officers in March 2012, based on PM&P’s benchmarking study and the Committee’s assessment of each officer’s sustained performance. In determining base salaries for executive officers other than the CEO, the Committee requested and received information from the CEO on the executive officer’s performance and contributions. The Compensation Committee considered economic, market, individual and company factors in its deliberations about executive compensation for 2012. In March 2012, the Committee recommended for approval by the full Board of Directors the 2012 base salaries set forth in the table below for Messrs. Rudman, Vintz and Wagner, respectively. The 2012 base salary changes for our executive officers reflect the annual review based on performance, compensation of market comparables and promotional increases.

Name	Position	2011 Base Salary	2012 Base Salary	% Change
Richard Rudman	CEO, President and Chairman	$425,000	$450,000	6%
Stephen Vintz	EVP, CFO, Treasurer and Secretary	$310,000	$325,000	5%
William Wagner	EVP and COO	$310,000	$325,000	5%
Norman Weissberg	Senior Vice President, North American Sales	$275,000	$275,000	0%

In February 2013, the Committee did not recommend a raise of base salary for Messrs. Rudman, Vintz or Weissberg. The Board established the 2013 base salaries for Messrs. Rudman, Vintz and Weissberg at $450,000, $325,000 and $275,000, respectively.

Cash Bonus Compensation

Our bonus compensation is paid in cash quarterly and is intended to reward executive officers for short-term performance. Early in 2012, the CEO proposed specific financial objectives and targets for each executive officer, which were then approved by the Compensation Committee and the Board. The objectives and targets were derived directly from our business plan for 2012, as approved by the Board of Directors, and were considered by the Board to be achievable but challenging. The objectives were based on the following:

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Topline, which consists of total company sales plus revenue. Total company sales include amounts invoiced to customers under our subscription and related agreements as well as transaction-based sales from our e-commerce offerings;

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Pro forma operating income, which consists of income from operations excluding stock-based compensation, amortization of acquired intangible assets, acquisition related expenses, the effect of adjustments to deferred revenue related to purchase accounting and adjustments to the fair value of contingent consideration for acquisition earn-outs; and

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Free cash flow, which consists of cash provided by operating activities less cash paid for purchases of property and equipment, net of proceeds from disposals and capitalized software development costs plus excess tax benefits from stock-based compensation.

The Committee also approved additional sales objectives for executives with primary sales responsibilities.

The Committee has set a minimum threshold for each specific financial objective. For topline incentive, at least 92% of the objective must be obtained in order to earn any payout under that objective. The payout for topline incentive is incrementally adjusted by 20% for performance that results in each incremental 2% variance to the target. For example, an executive officer would earn a 60% payout if 96% of the topline target were achieved, and would earn a 140% payout if 104% of the target were achieved.

	Threshold	Target	Maximum
Topline percentage of target	92%	100%	110%
Payout as a percentage of target	20%	100%	160%

For operating income and free cash flow incentives, at least 75% of the objective must be obtained in order to earn any payout under that objective. The payout for such incentives is incrementally adjusted by 30%, 20%, 15%, 10%, 5%, 5%, 10%, 15%, 20% and 30% for performance that results in each incremental 5% variance to the target. For operating income and free cash flow incentives, an executive officer would earn an 85% payout if 90% of the performance target were achieved, and would earn a 115% payout if 110% of the target were achieved. If the target is achieved for an objective, the executive will receive 100% of the eligible payout for that specific objective.

	Threshold	Target	Maximum
Operating income/FCF percentage of target	75%	100%	125%
Payout as a percentage of target	20%	100%	180%

For performance that exceeds 110% of the topline target the payout is 200%, and for performance that exceeds 125% of the operating income and free cash flow targets, the payout is 180%, although such levels were not achieved in 2012. Payouts for additional sales objectives are also determined using the scales set forth above.

There is currently no provision for repaying quarterly cash bonuses upon a financial restatement, should one occur. The pay-for-performance relationship is graphically demonstrated below:

Cash bonus compensation that was earned during 2012 was calculated and paid shortly after the end of each quarter. Total amounts earned during 2012 (including the fourth-quarter bonus compensation that was paid in early 2013) are disclosed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” Our financial performance during the year versus the pre-established targets resulted in 2012 non-equity incentive plan compensation as follows:

Name	Position	Base Salary as % of Cash Comp Target	Bonus as % of Cash Comp Target	Total Cash Target (Base Salary + Bonus)	Actual 2012 Incentive as % of Target	2012 Total Cash
Richard Rudman	CEO, President and Chairman	50%	50%	$900,000	105%	$923,625
Stephen Vintz	EVP, CFO, Treasurer and Secretary	59%	41%	$550,000	105%	$561,813
William Wagner(1)	EVP and COO	59%	41%	$550,000	78%	$419,531
Norman Weissberg	Senior Vice President, North American Sales	53%	47%	$525,000	68%	$445,500

(1)	Mr. Wagner’s employment terminated on November 2, 2012. The target amounts shown above are for the full year 2012 but cash bonus compensation was earned only for the first, second and third quarters of 2012.

In 2012, the Board, based on the recommendation of the Compensation Committee, approved two refinements to the 2011 incentive plan to better align payouts with shareholder value creation. First, the potential payout opportunity below target performance was reduced, while the payout opportunity above target performance was increased. This change is expected to focus management on exceeding its performance goals. Second, the payout formula was changed from a “step” to a “linear” calculation. The Board believes that this better aligns payouts and performance, with stockholder gains more tightly aligned with actual payouts. In March 2012, as part of the salary review process, the Board, based on the recommendation of the Compensation Committee, established the annual cash bonus compensation targets for Messrs. Rudman, Vintz, Wagner and Weissberg at $450,000, $225,000, $225,000 and $250,000, respectively. As a result, 2012 total cash compensation targets for these executives at 100% achievement of financial goals generally approximates the 60th percentile of the comparable peer companies, although the CEO and CFO total cash compensation is targeted to the 40th and 50th percentiles of the peer group respectively.

Long-Term Incentive Compensation

We typically grant stock options and/or restricted stock to executive officers and other employees at the time of hire to motivate employees to build long-term stockholder value and as a retention tool to incentivize employees to remain employed with us. Thereafter, additional awards may be made at varying times and in varying amounts to reward an executive officer for past performance, to provide a continuing incentive for future performance and to further align executive officer and stockholder interests. Such grants are determined by an assessment of the NEOs performance and responsibilities, company performance as well as competitive salary information. In 2012, our long-term incentive compensation consisted of both stock option and restricted stock awards.

Long-term incentive compensation is weighted more heavily toward performance-based measures with approximately 2/3 of the long-term incentive compensation being stock options for which realizable value is related to our stock price and 1/3 being time-based restricted stock awards. Stock option awards provide a continuing incentive for future individual and company performance and to align executive officer and stockholder interests because their realizable value is determined by our stock price. The restricted stock awards, which vest over time, provide incentive for an executive officer to remain employed with us. Our NEO’s realizable total compensation may be much less than the target peer group (thus keeping compensation aligned with TSR) because many stock option awards may have little to no value because of our current stock price and the exercise price of the award.

Details on restricted stock awards granted during 2012 to our CEO and other NEOs may be found in the table entitled “Grants of Plan-Based Awards.” Details on all stock option awards exercised in 2012 by our CEO and other NEOs and restricted stock awards vested in 2012 may be found in the table entitled “Option Exercises and Stock Vested.” Details on all outstanding stock option awards and restricted stock award grants of our CEO and other NEOs as of the end of 2012 may be found in the table entitled “Outstanding Equity Awards at Fiscal Year End.”

All executive officers received both stock option and restricted stock awards in 2012. In 2012, Vocus long-term incentive compensation targets decreased from the competitive 80th percentile of the peer group to the 55th percentile of the peer group. This decrease resulted from a significantly lower stock price on the grant date. Consistent with our governance standards, these awards were approved by the Compensation Committee and the Board of Directors and vest annually over four years. Grants of stock options and restricted stock in 2012 were awarded under our 2005 Stock Award Plan. On March 30, 2012, we made the following equity awards to our NEOs which are further disclosed in the “Grants of Plan Based Awards Table”:

Name	Option Award	Option Exercise Price	Stock Awards
Richard Rudman	168,309	$13.25	48,629
Stephen Vintz	80,414	$13.25	23,193
William Wagner	80,414	$13.25	23,193
Norman Weissberg	56,103	$13.25	16,210

In February 2013, the Board awarded both stock options and restricted stock to the CEO and other NEOs, except for Mr. Wagner whose employment terminated in November 2012, for the 2013 fiscal year as set forth below. In determining the number of stock options and restricted shares to award, the Committee focused on the level of grants made by peer group companies, the absolute number of shares granted and the cost of those grants as required to be recognized as expense in accordance with Financial Accounting Standards Board Accounting

Standards Codification Topic 718. These equity awards were approved by the Compensation Committee and the Board and vest annually over four years.

Name	Option Award	Option Exercise Price	Stock Awards
Richard Rudman	219,442	$13.94	64,186
Stephen Vintz	114,597	$13.94	33,574
Norman Weissberg	60,956	$13.94	18,104

Employee Benefits and Executive Perquisites

The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our CEO and other executive officers. Except for a very limited number of items, as disclosed in the “All Other Compensation” column of the “Summary Compensation Table” and described below, or items that are immaterial in amount, we generally do not provide our CEO and other executive officers with special benefits and perquisites that are not otherwise available to all employees. We believe that such limited benefits and perquisites are not unusual in our industry.

The CEO and other executive officers participate in the same employee benefit plans as all other employees. The employee benefit programs, which are reviewed periodically by the Compensation Committee, include a 401(k) retirement program to which we make contributions and various health and welfare benefit programs. We believe that these programs are generally consistent with technology industry practice for companies of our size and financial position. We also reimburse certain costs related to travel, or associated with the officer’s or their spouse’s participation in certain events undertaken in connection with the Company.

Income Protection Programs

Consistent with peer-group practice (as determined in consultation with the compensation consultant’s research), we have entered into employment agreements with all of our executive officers. The purpose of these employment agreements is to enhance our executive recruiting and retention efforts by following industry practices, and to provide our executives with reasonable levels of income protection while being responsible in the potential use of shareholder assets. PM&P’s research indicated that the severance-related benefits provided to our executive officers are generally consistent with peer-group practices.

Our employment agreements with each of Messrs. Rudman, Vintz, Wagner and Weissberg include a 12-month window, beginning six months after a change in control, during which the applicable executive officer would be able to resign for any reason and receive severance payments. Additionally, such employment agreements provide that all equity awards vest upon a change in control, and for a company-paid gross-up for any excise taxes that he might owe following the receipt of payments related to a change-in-control. We are currently reviewing and revising our employment agreements with our executive officers and plan to eliminate the company-paid gross-up for excise taxes in 2013.

Stock Ownership Guidelines

We do not currently have stock ownership guidelines for our CEO and other executive officers, although the Compensation Committee may consider doing so in the future. The Committee recognizes that the CEO and other NEOs hold a significant number of shares and/or stock options and thus already are strongly aligned with stockholder interests. Our CEO, CFO and lead director have each made open market purchases of our shares as set forth in the table below. Additionally, our compensation consultant’s research did not indicate that stock ownership programs are prevalent among our peer group.

Name	Shares Purchased	Date
Richard Rudman	60,000	5/4/2012
	65,000	5/24/2012
	70,000	11/8/2012
	70,000	2/28/2013
Stephen Vintz	15,000	5/4/2012
Kevin Burns	5,000	5/7/2012
	5,000	5/8/2012
	10,000	5/30/2012

Policy Against Short Sales and Other Put-Equivalent Investment Transactions

Our 2005 Stock Award Plan prohibits restricted stock awards from being sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the award holders.

Additionally, all of our directors, officers and restricted employees are subject to our Insider Trading Policy. Our Insider Trading Policy prohibits, among other things, insiders from engaging in short-term or recurring speculative transactions in our securities, including (i) short sales, (ii) short-term trading, (iii) any short-term or speculative transaction whereby the insider could profit from a decline in our stock price, and (iv) transactions involving publicly traded options or other derivatives, such as trade in puts or calls in our stock.

Impact of Regulatory Requirements

The Compensation Committee considers regulatory requirements and their impact when making executive compensation decisions concerning the CEO and other executive officers. Regulatory requirements that influence the Committee’s decisions include:

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Internal Revenue Code Section 162(m): Section 162(m) of the Internal Revenue Code disallows a tax deduction to public companies for compensation not deemed to be performance-based over $1,000,000 paid for any fiscal year to the CEO and other executive officers. We attempt to qualify executive compensation for deductibility under applicable tax laws to the fullest extent practicable. We believe that both our quarterly variable incentive bonuses and our stock option awards qualify for the performance-based exception. The Compensation Committee will not, however, necessarily seek to limit executive compensation to the amount deductible under Section 162(m). As an example, the restricted stock awards made in 2012 are unlikely to qualify for the performance-based exception.

•	Internal Revenue Code Section 409A: We believe that employees will not be subject to any tax penalties under 409A as a result of participating in any of our compensation programs or agreements.

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Section 280G of the Code disallows a company’s tax deduction for “excess parachute payments,” which arise if payments that are contingent upon a change of control are paid to certain persons in an amount equal to or greater than three times the person’s base amount (the five-year average of Form W-2 compensation). The amount of an “excess parachute payment” is equal to the amount by which these payments exceed the person’s base amount. Additionally, Code Section 4999 imposes a 20% excise tax on the amount of the excess parachute payments (the “Excise Tax”) on any person who receives them. The Company’s employment agreements with its executive officers entitle the executives to payments in connection with a change in control that may result in excess parachute payments. Subject to certain limitations, these employment agreements provide for an additional payment designed to make the executive officers whole in the event that the Excise Tax is imposed on payments made under the employment agreements.

Conclusions

We believe that our executive compensation programs strongly support our philosophy of pay-for-performance. We further believe that compensation levels and programs for the CEO and other executive officers are consistent with competitive practices in our industry and thus advance our recruiting and retention objectives. We will continue to review our programs on a regular basis and expect to update them from time to time, based on changes in competitive practices, regulatory requirements and our needs.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the Compensation Committee,

Kevin Burns, Chair Gary Golding Ronald Kaiser

SUMMARY COMPENSATION TABLE

The following table sets forth 2012, 2011 and 2010 compensation information for: (i) the Chief Executive Officer; (ii) the Chief Financial Officer; and (iii) our two other executive officers during 2012. We refer to these individuals collectively as the “named executive officers.”

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total
Richard Rudman,	2012	$450,000	$—	$644,334	$1,199,418	$473,625	$4,123	(3)	$2,771,500
Chief Executive Officer,	2011	$425,000	$—	$988,806	$1,863,478	$464,738	$2,681	(3)	$3,744,703
President and Chairman	2010	$400,000	$—	$1,568,405	$1,544,706	$393,250	$67,361	(3)	$3,973,722

Stephen Vintz,	2012	$325,000	$—	$307,307	$573,053	$236,813	$3,254	(4)	$1,445,427
Executive Vice President,	2011	$310,000	$—	$427,874	$806,374	$218,700	$4,061	(4)	$1,767,009
Chief Financial Officer,	2010	$300,000	$—	$502,373	$494,784	$196,625	$15,557	(4)	$1,509,339
Treasurer and Secretary

William Wagner(7).	2012	$273,333	$—	$307,307	$573,053	$147,808	$356,872	(5)	$1,658,373
Executive Vice President	2011	$310,000	$—	$427,874	$806,374	$151,680	$4,513	(5)	$1,700,441
and Chief Operating Officer	2010	$275,000	$—	$502,373	$494,784	$150,259	$15,772	(5)	$1,438,188

Norman Weissberg,	2012	$275,000	$—	$214,783	$399,806	$170,500	$5,966	(6)	$1,066,055
Senior Vice President,	2011	$275,000	$—	$332,586	$626,803	$145,219	$4,523	(6)	$1,384,131
North American Sales	2010	$275,000	$—	$502,373	$494,784	$303,094	$19,373	(6)	$1,594,624

(1)	Amounts shown reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculation of the amounts are included in Footnote 2 to the Company’s audited financial statements for the fiscal year ended December 31, 2012 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2013.
(2)	Represents payment of cash bonus compensation discussed in the Compensation Disclosure and Analysis beginning on page 14.
(3)	Amount reported includes $6,437 for the employee portion of health insurance premiums paid by Vocus on the individual’s behalf in 2010 (no such premiums were paid in 2012 or 2011); $25,000 for legal fees paid by Vocus related to the individual’s estate planning in 2010 (no such amounts were paid in 2012 or 2011); $1,815, $1,833 and $1,338 for Vocus’ contributions to the individual’s accounts in Vocus’ 401(k) plan for the years 2012, 2011 and 2010 respectively; $2,308, $465 and $6,093 for personal travel paid for by Vocus, spousal attendance and other personal expenses paid by Vocus at company-related events for the years 2012, 2011 and 2010, respectively; and $1,088, $383 and $28,493 as a gross-up or other reimbursement for tax payments, each for the years 2012, 2011 and 2010, respectively.
(4)	Amount reported includes $4,463 for the employee portion of health insurance premiums paid by Vocus on the individual’s behalf in 2010 (no such premiums were paid in 2012 or 2011); $3,254, $3,213 and $766 for Vocus’ contributions to the individual’s accounts in Vocus’ 401(k) plan for the years 2012, 2011 and 2010, respectively; $465 and $6,093 for personal travel paid for by Vocus and other personal expenses paid by Vocus at company-related events in 2011 and 2010 respectively (no such amounts were paid in 2012); and $383 and $4,235 as a gross-up or other reimbursement for tax payments for the years 2011 and 2010, respectively (no such amounts were paid in 2012).
(5)	Amount reported includes $1,277 and $3,218 for the employee portion of health insurance premiums paid by Vocus on the individual’s behalf in 2012 and 2010, respectively (such premiums were not paid on Mr. Wagner’s behalf in 2011); $3,675, $3,675 and $1,102 for Vocus’ contributions to the individual’s accounts in Vocus’ 401(k) plan for the years 2012, 2011 and 2010, respectively; $1,919, $465 and $6,093 for personal travel paid for by Vocus and other personal expenses paid by Vocus at company-related events for the years 2012, 2011 and 2010, respectively; and $699, $373 and $5,359 as a gross-up or other reimbursement for tax payments for the years 2012, 2011 and 2010, respectively. All Other Compensation for 2012 also includes $25,000 for unused vacation time and a severance payment of $325,000 representing one year of Mr. Wagner’s base salary. The severance payment will be paid bi-monthly for one year beginning in November 2012.
(6)	Amount reported includes $6,552 for the employee portion of health insurance premiums paid by Vocus on the individual’s behalf in 2010 (no such premiums were paid in 2012 or 2011); $3,675, $3,675 and $1,324 for Vocus’ contributions to the individual’s accounts in Vocus’ 401(k) plan for the years 2012, 2011 and 2010, respectively; $2,291, $465 and $6,093 for personal travel paid for by Vocus, spousal attendance and other personal expenses paid by Vocus at company-related events for the years 2012, 2011 and 2010, respectively; and $1,071, $383 and $5,404 as a gross-up or other reimbursement for tax payments for the years 2012, 2011 and 2010, respectively.
(7)	Mr. Wagner’s employment terminated on November 2, 2012. Stock Awards for Mr. Wagner include $230,484, $213,925 and $125,582 of restricted stock awards with time-based vesting requirements for 2012, 2011 and 2010, respectively, that will not vest during the continued vesting period defined in Mr. Wagner’s employment agreement and were cancelled. Option Awards for Mr. Wagner include $429,407, $403,289 and $123,680 of stock options granted with time-based vesting requirements for 2012, 2011 and 2010, respectively, that will not vest during the continued vesting period defined in Mr. Wagner’s employment agreement and were cancelled. All Other Compensation for 2012 includes a severance payment of $325,000 representing one year of Mr. Wagner’s base salary. Such severance shall be paid bi-monthly for one year beginning in November 2012.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth, for the fiscal year ended December 31, 2012, certain information regarding incentive plan awards and stock options granted to the named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Securities(2)(3)	All Other Option Awards: Number of Options Underlying Securities(2)(3)	Exercise or Base Price of Option Awards Underlying ($/share)	Grant Date Fair Value of Stock and Option Awards(4)
		Threshold	Target	Maximum
Richard Rudman	N/A	$—	$450,000	$864,000	—	—	$—	$—
	3/30/2012	$—	$—	$—	—	168,309	$13.25	$1,200,043
	3/30/2012	$—	$—	$—	48,629	—	$—	$644,334

Stephen Vintz	N/A	$—	$225,000	$432,000	—	—	$—	$—
	3/30/2012	$—	$—	$—	—	80,414	$13.25	$573,352
	3/30/2012	$—	$—	$—	23,193	—	$—	$307,307

William Wagner(5)	N/A	$—	$225,000	$441,000	—	—	$—	$—
	3/30/2012	$—	$—	$—	—	80,414	$13.25	$573,352
	3/30/2012	$—	$—	$—	23,193	—	$—	$307,307

Norman Weissberg	N/A	$—	$250,000	$493,000	—	—	$—	$—
	3/30/2012	$—	$—	$—	—	56,103	$13.25	$400,014
	3/30/2012	$—	$—	$—	16,210	—	$—	$214,783

(1)	Represents potential amounts payable under Vocus’ cash bonus plan for 2012. Actual amounts paid based on 2012 performance are as set forth in the column titled “Non-equity Incentive Plan Compensation” in the Summary Compensation Table.
(2)	All restricted stock and stock option awards were granted pursuant to the 2005 Stock Award Plan. The grant date fair value per share was determined based on the closing share price of a share of our common stock on the date of grant.
(3)	The restricted stock and stock option awards vest in four equal annual installments beginning on March 30, 2013.
(4)	Amounts shown reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 using the Black-Scholes model ($7.13 on March 30, 2012).
(5)	Mr. Wagner’s employment terminated on November 2, 2012. All Other Stock Awards for Mr. Wagner include 17,395 of restricted stock awards with time-based vesting requirements that will not vest during the continued vesting period defined in Mr. Wagner’s employment agreement and were cancelled. All Other Option Awards for Mr. Wagner include 60,310 of stock options granted with time-based vesting requirements that will not vest during the continued vesting period defined in Mr. Wagner’s employment agreement and were cancelled.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth certain information concerning outstanding equity awards held by the named executive officers at December 31, 2012:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options—Exercisable	Number of Securities Underlying Unexercised Options—Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested		Market Value of Shares or Units That Have Not Vested(8)
Richard Rudman	371,243	—		$9.00	12/6/2015	48,629	(4)	$845,172
	46,243	92,485	(1)	$14.40	2/25/2020	31,318	(5)	$544,307
	35,249	105,748	(2)	$23.68	3/22/2021	67,500	(6)	$1,173,150
	—	168,309	(3)	$13.25	3/30/2022	54,458	(7)	$946,480

Stephen Vintz	14,812	29,624	(1)	$14.40	2/25/2020	23,193	(4)	$403,094
	15,253	45,760	(2)	$23.68	3/22/2021	13,552	(5)	$235,534
	—	80,414	(3)	$13.25	3/30/2022	17,500	(6)	$304,150
						17,443	(7)	$303,159

William Wagner(9)	15,647	—		$13.10	7/20/2016	5,798	(13)	$100,769
	29,624	14,812	(10)	$14.40	2/25/2020	4,518	(14)	$78,523
	15,253	15,254	(11)	$23.68	3/22/2021	17,500	(6)	$304,150
	—	20,104	(12)	$13.25	3/30/2022	8,721	(15)	$151,571

Norman Weissberg	14,812	29,624	(1)	$14.40	2/25/2020	16,210	(4)	$281,730
	11,857	35,569	(2)	$23.68	3/22/2021	10,534	(5)	$183,081
	—	56,103	(3)	$13.25	3/30/2022	17,500	(6)	$304,150
						17,443	(7)	$303,159

(1)	The option awards become exercisable in two equal installments on February 25, 2013 and 2014.
(2)	The option awards become exercisable in three equal installments on March 22, 2013, 2014 and 2015.
(3)	The option awards become exercisable in four equal installments on March 30, 2013, 2014, 2015 and 2016.
(4)	The stock awards vest in four equal installments on March 30, 2013, 2014, 2015 and 2016.
(5)	The stock awards vest in three equal installments on March 22, 2013, 2014 and 2015.
(6)	The stock awards vest in one installment on February 27, 2013.
(7)	The stock awards vest in two equal installments on February 25, 2013 and 2014.
(8)	The market value of these stock awards is based on the closing price of our common stock on the NASDAQ Global Market on December 31, 2012 which was $17.38.
(9)	Mr. Wagner’s employment terminated on November 2, 2012.
(10)	The option awards become exercisable on February 25, 2013. The Number of Securities Underlying Unexercised Options—Unexercisable does not include 14,812 of stock options granted that will not vest during the continued vesting period defined in Mr. Wagner’s employment agreement and were cancelled on November 2, 2012.
(11)	The option awards become exercisable on March 22, 2013. The Number of Securities Underlying Unexercised Options—Unexercisable does not include 30,506 of stock options granted that will not vest during the continued vesting period defined in Mr. Wagner’s employment agreement and were cancelled on November 2, 2012.
(12)	The option awards become exercisable on March 30, 2013. The Number of Securities Underlying Unexercised Options—Unexercisable does not include 60,310 of stock options granted that will not vest during the continued vesting period defined in Mr. Wagner’s employment agreement and were cancelled on November 2, 2012.
(13)	The stock awards become exercisable on March 30, 2013. The Number of Shares or Units That Have Not Vested does not include 17,395 of restricted stock awards that will not vest during the continued vesting period defined in Mr. Wagner’s employment agreement and were cancelled on November 2, 2012.
(14)	The stock awards become exercisable on March 22, 2013. The Number of Shares or Units That Have Not Vested does not include 9,034 of restricted stock awards that will not vest during the continued vesting period defined in Mr. Wagner’s employment agreement and were cancelled on November 2, 2012.
(15)	The stock awards become exercisable on March 30, 2013. The Number of Shares or Units That Have Not Vested does not include 8,721 of restricted stock awards that will not vest during the continued vesting period defined in Mr. Wagner’s employment agreement and were cancelled on November 2, 2012.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth for the fiscal year ended December 31, 2012 certain information regarding options exercised by the Named Executive Officers and the vesting of restricted stock held by the Named Executive Officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Richard Rudman	—	$—	150,169	$3,222,304
Stephen Vintz	—	$—	40,739	$883,164
William Wagner(2)	—	$—	25,000	$825,839
Norman Weissberg	—	$—	39,733	$870,770

(1)	The value realized is calculated by multiplying the closing per share price of our common stock on the NASDAQ Global Market on the vesting date by the number of shares acquired on vesting.
(2)	Mr. Wagner’s employment terminated on November 2, 2012.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of the end of the most recently completed fiscal year with respect to compensation plans (including individual compensation arrangements) under which Vocus equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders	2,555,943	(1)	$17.54	821,904	(2)
Equity compensation plans not approved by security holders	—		—	—

(1)	Amount includes 21,569 shares issuable upon the exercise of the outstanding stock options granted under the 1999 Stock Option Plan and 2,534,374 shares issuable upon the exercise of the outstanding stock options granted under the 2005 Stock Award Plan.
(2)	All shares available for future issuance are restricted to the 2005 Stock Award Plan. In January 2013, the number of shares reserved for future issuance under the 2005 Stock Award Plan increased by 1,032,498 pursuant to the terms of such plan.

EMPLOYMENT ARRANGEMENTS WITH EXECUTIVE OFFICERS

In December 2005, we entered into employment agreements with Messrs. Rudman, Vintz and Weissberg. In July 2006, we entered into an employment agreement with Mr. Wagner. Each of these employment agreements had an initial term of three years, and automatically renews for successive additional one-year periods thereafter unless either party notifies the other that the term will not be extended. In February 2008, Mr. Weissberg signed a new employment agreement that conformed his agreement to those of other executive officers and terminated his previous employment agreement. The employment agreement had an initial term of one year, and automatically renews for successive additional one-year periods thereafter unless either party notifies the other that the term will not be extended.

Under these employment agreements, Mr. Rudman had an initial annual salary of $300,000, Mr. Vintz had an initial annual salary of $235,000, Mr. Wagner had an initial annual salary of $225,000 and Mr. Weissberg had an initial annual salary of $165,000. The initial annual salary received by each of Messrs. Rudman, Vintz, Wagner and Weissberg is subject to annual review and potential increase by our Compensation Committee or Board of Directors. In addition, each is eligible to receive a quarterly cash bonus, based upon the satisfaction of performance criteria established by our Compensation Committee or Board of Directors. The quarterly minimum target amounts for each, which would be paid if that quarter’s cash bonus plan targets are met, were initially $50,000 for Mr. Rudman, $28,750 for Mr. Vintz, $31,250 for Mr. Wagner and $43,750 for Mr. Weissberg.

Each of these employment agreements provides for payments or other benefits upon the termination of the executive’s employment under specified circumstances and/or in the event of a change in control of Vocus, as described below. Mr. Wagner’s employment terminated on November 2, 2012.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Under our employment agreements with Messrs. Rudman, Vintz and Weissberg, if such executive’s employment is terminated by us without cause, or by the executive for good reason, the executive would be entitled to continue to receive his base salary and benefits for 12 months following the date of termination. During the severance period, any options, restricted stock or other equity awards received by these executives would also continue to vest in accordance with their original vesting schedules and would remain exercisable. The executive would also have the right to resign at any time during the one-year period beginning six months after a change of control of Vocus and receive the same severance benefits. If termination occurred following a change of control, we would also be obligated to make additional payments to these executives if they were to incur any excise taxes pursuant to Section 4999 of the Internal Revenue Code on account of the benefits and payments provided under the agreements. The additional payments would be in an amount such that, after taking into account all applicable federal, state and local taxes applicable to such additional payments, the terminated executive would be able to retain from such additional payments an amount equal to the excise taxes that are imposed without regard to these additional payments. In addition, any options, restricted stock or other equity awards received from us by these executives would become fully exercisable upon a change of control. All of these severance benefits are conditioned upon the executive complying with any covenants regarding non-disclosure of confidential information, assignment of intellectual property rights, non-competition and/or non-solicitation applicable to the executive under any Stock Option Agreement or other agreement entered into between the executive and the Company. Mr. Wagner is not shown in the table below because his employment terminated on November 2, 2012; however, Mr. Wagner receives severance payments as shown in the “Summary Compensation Table.”

The following tables describe the potential payments and benefits to which the NEOs would be entitled upon the happening of the following events: (i) termination of the executive’s employment by us without cause or by the executive for good reason, (ii) a change of control of Vocus (with no termination of employment), (iii) termination of the executive’s employment by us without cause or by the executive for good reason following a change of control of Vocus and (iv) voluntary termination of the executive’s employment by the executive during the one-year period beginning six months following a change of control. Calculations for these tables are based on the following assumptions: (i) the triggering event took place on December 31, 2012 and (ii) the per share price of our common stock is $17.38, the closing price on December 31, 2012.

Termination of Employment Effective December 31, 2012 with No Change of Control

Name	Severance Cash Amount	Benefits Cash Value	Stock Option Cash Amount	Gross Up Payment Amount	Restricted Stock Amount	Total Cash Payments
Richard Rudman	$450,000	$15,831	$311,582	$—	$2,039,108	$2,816,521
Stephen Vintz	$325,000	$9,957	$127,169	$—	$635,013	$1,097,139
Norman Weissberg	$275,000	$15,831	$102,067	$—	$587,201	$980,099

Total	$1,050,000	$41,619	$540,818	$—	$3,261,322	$4,893,759

Change in Control with No Termination of Employment

Name	Severance Cash Amount	Benefits Cash Value	Stock Option Cash Amount	Gross Up Payment Amount	Restricted Stock Amount	Total Cash Payments
Richard Rudman	$—	$—	$970,724	$—	$3,509,126	$4,479,850
Stephen Vintz	$—	$—	$420,389	$—	$1,245,955	$1,666,344
Norman Weissberg	$—	$—	$319,985	$—	$1,072,137	$1,392,122

Total	$—	$—	$1,711,098	$—	$5,827,218	$7,538,316

Termination of Employment Following a Change of Control Effective December 31, 2012

Name	Severance Cash Amount	Benefits Cash Value	Stock Option Cash Amount	Gross Up Payment Amount	Restricted Stock Amount	Total Cash Payments
Richard Rudman	$450,000	$15,831	$970,724	$—	$3,509,126	$4,945,681
Stephen Vintz	$325,000	$9,957	$420,389	$—	$1,245,955	$2,001,301
Norman Weissberg	$275,000	$15,831	$319,985	$—	$1,072,137	$1,682,953

Total	$1,050,000	$41,619	$1,711,098	$—	$5,827,218	$8,629,935

Change in Control with a Termination of Employment Effective July 1, 2014

Name	Severance Cash Amount	Benefits Cash Value	Stock Option Cash Amount	Gross Up Payment Amount	Restricted Stock Amount	Total Cash Payments
Richard Rudman	$450,000	$15,831	$970,724	$—	$3,509,126	$4,945,681
Stephen Vintz	$325,000	$9,957	$420,389	$—	$1,245,955	$2,001,301
Norman Weissberg	$275,000	$15,831	$319,985	$—	$1,072,137	$1,682,953

Total	$1,050,000	$41,619	$1,711,098	$—	$5,827,218	$8,629,935

CERTAIN RELATIONSHIPS

Our policy for the review and approval of transactions between us and related persons is set forth in the charter of our Audit Committee. Pursuant to the charter of our Audit Committee, it is the responsibility of our Audit Committee, unless specifically delegated by our Board of Directors to another committee of the Board of Directors, to review and approve all transactions or arrangements to which we were or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. Additionally, it is the responsibility of our Audit Committee, unless specifically delegated by our Board of Directors to another committee of the Board of Directors, to review and make recommendations to the Board of Directors, or approve, any contracts or other transactions with current or former executive officers of Vocus, including consulting arrangements, employment agreements, change-in-control agreements, termination arrangements, and loans to employees made or guaranteed by us.

Other than the compensation arrangements described under the heading “Executive Compensation” (or with respect to which information is omitted in accordance with SEC regulations) and the transactions described below, since January 1, 2012, there have not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Indemnification Agreements

We have entered into indemnification agreements with each of our executive officers and directors. Those indemnification agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

OTHER INFORMATION

Beneficial Ownership of Principal Shareholders, Directors and Officers

The following table sets forth certain information regarding the beneficial ownership of our common stock on March 1, 2013, by (1) each director, director nominee, and named executive officer of our Company, (2) all directors and named executive officers of our Company as a group, and (3) each person known by us to own more than 5% of our common stock. Applicable percentage ownership in the following table is based on 21,153,714 shares of common stock outstanding as of March 1, 2013.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after March 1, 2013, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Common Stock Outstanding
Executive Officers and Directors
Richard Rudman(1)	1,425,675	6.6%
Stephen Vintz(2)	219,071	1.0%
William Wagner(3)	146,586	*
Norman Weissberg(4)	138,263	*
Kevin Burns(5)	72,321	*
Gary Golding(6)	44,395	*
Gary Greenfield(7)	21,966	*
Ronald Kaiser(8)	28,276	*
Robert Lentz(9)	210,047	*
Jit Sinha(10)	3,025,600	14.3%
All directors and officers as a group (10 persons)	5,332,650	24.2%

5% Stockholders
FMR LLC(11)	2,094,128	9.9%
Pioneer Global Asset Management S.p.A.(12)	1,284,855	6.1%
Cortina Asset Management, LLC(13)	1,843,271	8.7%
Alydar Capital, LLC(14)	1,728,497	8.2%
JMI Equity Fund VI, L.P.(15)	3,025,600	14.3%
Oak Ridge Investments LLC(16)	1,485,549	7.0%
BlackRock, Inc.(17)	1,148,570	5.4%

*	Less than 1% of the outstanding shares of common stock
(1)	Includes 576,304 shares issuable upon the exercise of options that are exercisable within 60 days of March 1, 2013.
(2)	Includes 80,235 shares issuable upon the exercise of options that are exercisable within 60 days of March 1, 2013.
(3)	Includes 110,694 shares issuable upon the exercise of options that are exercisable within 60 days of March 1, 2013. Mr. Wagner’s employment terminated on November 2, 2012.
(4)	Includes 67,363 shares issuable upon the exercise of options that are exercisable within 60 days of March 1, 2013.
(5)	Includes 18,772 shares issuable upon the exercise of options that are exercisable within 60 days of March 1, 2013. Includes 464 shares held in a trust of which Mr. Burns is the trustee.

(6)	Includes 20,443 shares issuable upon the exercise of options that are exercisable within 60 days of March 1, 2013. Includes 1,157 shares held by Edison Venture Fund IV, L.P. Mr. Golding is a partner of Edison Partners IV, L.P., the general partner of Edison Venture Fund IV, L.P. Mr. Golding disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Golding shares voting and dispositive authority over the shares held by Edison Venture Fund IV, L.P. with John Martinson, Joe Allegra and Ross Martinson, each a partner of Edison Partners IV, L.P. The principal address of Edison Venture Fund IV, L.P. is 1009 Lenox Drive #4, Lawrenceville, NJ 08648.
(7)	Includes 15,304 shares issuable upon the exercise of options that are exercisable within 60 days of March 1, 2013.
(8)	Includes 18,772 shares issuable upon the exercise of options that are exercisable within 60 days of March 1, 2013.
(9)	Includes 7,453 shares issuable upon the exercise of options that are exercisable within 60 days of March 1, 2013.
(10)	Consists of 3,025,600 shares held by JMI Equity Fund VI, L.P. based on information contained in a Schedule 13D filed by JMI Equity Fund VI, L.P. and JMI Associates VI, L.L.C. on March 5, 2012. These shares represent shares of Common Stock, par value $0.01 per share, issuable upon the conversion of shares of Series A Convertible Preferred Stock, par value $0.01 per share. Mr. Sinha is a managing member of JMI Equity Fund VI, L.P. and JMI Associates VI, L.L.C. Mr. Sinha disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The principal address of JMI Equity Fund IV, L.P. is 2 Hamill Road, Suite 272, Baltimore, MD 21210.
(11)	Based on information contained in a Schedule 13G filed by FMR LLC on February 13, 2013, reporting beneficial ownership as of December 31, 2012, FMR has sole power to vote or to direct the vote of 1,119,528 of the shares of our common stock and sole power to dispose or direct the disposition of 2,094,128 of the shares of our common stock. The beneficial owner’s address is 82 Devonshire Street, Boston, MA 02109.
(12)	Based on information contained in a Schedule 13G filed by Pioneer Global Asset Management S.p.A (“PGAM”) on February 13, 2013, reporting beneficial ownership as of December 31, 2012, PGAM has shared power to vote or to direct the vote of 1,284,855 of the shares of our common stock and shared power to dispose or direct the disposition of 1,284,855 of the shares of our common stock. PGAM’s address is Galleria San Carlo 6, Milan, Italy. Shares are owned by (i) collective investment vehicles (“Funds”) advised by Pioneer Investment Management, Inc. (“PIM”) and (ii) Funds advised by other advisors that are direct or indirect wholly owned subsidiaries of PGAM (“Additional PGAM Subsidiaries”). In their roles as investment manager or adviser to the Funds, PIM and the Additional PGAM Subsidiaries possess investment and/or voting control over the shares. PIM is a direct subsidiary of PGAM. PGAM is a limited liability company and the holding company incorporating all of the Pioneer Investments asset management business, including PIM,and the Additional PGAM Subsidiaries, and may therefore, be deemed to beneficially own the Shares. PGAM, PIM, and the Additional PGAM Subsidiaries disclaim beneficial ownership of the shares except to the extent or their respective pecuniary interests therein, if any. PIM’s address is 60 State Street, Boston, MA 02109.
(13)	Based on information contained in a Schedule 13G filed by Cortina Asset Management, LLC on January 17, 2013, reporting beneficial ownership as of December 31, 2012, Cortina has sole power to vote or to direct the vote of 1,641,503 of the shares of our common stock and sole power to dispose or direct the disposition of 1,843,271 of the shares of our common stock. The beneficial owner’s address is 825 N. Jefferson Street, Suite 400, Milwaukee, WI 53202.
(14)

Based on information contained in a Schedule 13G filed by Alydar Capital, LLC, Alydar Partners, LLC and John A. Murphy on February 14, 2013, reporting beneficial ownership as of December 31, 2012, Alydar Capital has shared power to vote or to direct the vote of 418,497 of the shares of our common stock and shared power to dispose or direct the disposition of 418,497 of the shares of our common stock. And Alydar Partners and Mr. Murphy each have shared power to vote or to direct the vote of 1,310,000 of the shares of our common stock and shared power to dispose or direct the disposition of 1,310,000 of the shares of our common stock. Mr. Murphy is the managing member of Alydar Capital and Alydar Partners and disclaims beneficial ownership of the shares. The beneficial owner’s address is 222 Berkeley Street, 17th Floor, Boston, MA 02116.
(15)	Based on information contained in a Schedule 13D filed by JMI Equity Fund VI, L.P. and JMI Associates VI, L.L.C. on March 5, 2012, reporting beneficial ownership as of February 24, 2012. These shares represent shares of Common Stock, par value $0.01 per share, issuable upon the conversion of shares of Series A Convertible Preferred Stock, par value $0.01 per share. Each of the filing entities have sole power to vote or to direct the vote of 3,025,600 of the shares of our common stock and sole power to dispose or direct the disposition of 3,025,600 of the shares of our common stock. The beneficial owner’s address is 2 Hamill Road, Suite 272, Baltimore, MD 21210.
(16)	Based on information contained in a Schedule 13G filed by Oak Ridge Investments LLC on February 5, 2013, reporting beneficial ownership as of December 31, 2012. Oak Ridge Investments LLC has sole power to vote or to direct the vote of 440,483 of the shares of our common stock, sole power to dispose or direct the disposition of 497,649 of the shares of our common stock, and shared power to dispose or direct the disposition of 987,900 of the shares of our common stock. The beneficial owner’s address is 10 South LaSalle Street, Suite 1900, Chicago, IL 60603.
(17)

Based on information contained in a Schedule 13G filed by BlackRock, Inc. on February 4, 2013, reporting beneficial ownership as of December 31, 2012. BlackRock has sole power to vote or to direct the vote of 1,148,570 of the shares of our common stock and sole power to dispose or direct the disposition of 1.148.570 of the shares of our common stock. The beneficial owner’s address is 40 East 52nd Street, New York, NY 10022.

Compensation Committee Interlocks and Insider Participation

As noted above, during 2012 the Compensation Committee of the Board of Directors consisted of Messrs. Burns, Golding and Kaiser. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee.

During 2012, none of our executive officers served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Our officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. We prepare Section 16(a) forms on behalf of our directors and officers based on the information provided by them.

Based solely on review of this information and written representations from certain reporting persons, we believe that, during the 2012 fiscal year, no reporting person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis, except for Form 4s for Messrs. Burns, Golding, Greenfield, Kaiser and Lentz to report the grant of restricted stock awards that occurred on June 7, 2012, that was reported on June 22, 2012, due to an administrative error.

INCORPORATED BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) will not be deemed incorporated unless specifically provided otherwise in such filing. The information contained in those sections shall not be deemed “filed” with the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

Dated: April 25, 2013

ANNUAL MEETING OF STOCKHOLDERS OF

VOCUS, INC.

June 7, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The proxy statement and annual report to security holders

are available at www.vocus.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢	20230300000000000000 4	060713

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS, “FOR” PROPOSAL 2 AND “FOR” APPROVAL OF EXECUTIVE COMPENSATION.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. Election of Directors:						FOR	AGAINST	ABSTAIN
				2.	Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the company for the fiscal year ending December 31, 2013.	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Gary Greenfield ¡ Robert Lentz				FOR	AGAINST	ABSTAIN
				3.	To approve, by non-binding advisory vote, the compensation of the company’s named executive officers.	☐	☐	☐
				4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of the Directors, “FOR” proposal 2 and “FOR” approval of the executive compensation.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

ANNUAL MEETING OF STOCKHOLDERS OF

VOCUS, INC.

June 7, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.	COMPANY NUMBER
Vote online until 11:59 PM EST the day before the meeting.	ACCOUNT NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The proxy statement and annual report to security holders are available at www.vocus.com

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet or in person.  i

¢	20230300000000000000 4	060713

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS, “FOR” PROPOSAL 2 AND “FOR” APPROVAL OF EXECUTIVE COMPENSATION.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. Election of Directors:						FOR	AGAINST	ABSTAIN
				2.	Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the company for the fiscal year ending December 31, 2013.	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Gary Greenfield ¡ Robert Lentz				FOR	AGAINST	ABSTAIN
				3.	To approve, by non-binding advisory vote, the compensation of the company’s named executive officers.	☐	☐	☐
				4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of the Directors, “FOR” proposal 2 and “FOR” approval of the executive compensation.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

☐                         ¢

VOCUS, INC.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard Rudman and Stephen Vintz as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Vocus, Inc. held of record by the undersigned on April 18, 2013, at the Annual Meeting of Stockholders to be held at the Bethesda Marriott located at 5151 Pooks Hill Road, Bethesda, Maryland, on June 7, 2013, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

¢	14475 ¢